Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-02418, 333-40106 and 333-62134 of Smith Micro Software, Inc. on Form S-8 of our reports dated March 22, 2004, (which reports express an unqualified opinion and include or refer to an explanatory paragraph referring to a change in method of accounting for goodwill and other intangible assets in 2002), appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the fiscal year ended December 31, 2003.

DELOITTE & TOUCHE LLP
Costa Mesa, California
March 22, 2004